EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context which they appear, and the use of our reports effective December 31, 2013; December 31, 2012; and December 31, 2011, in the Escalera Resources Co. Annual Report on Form 10-K/A for the year ended December 31, 2013, to be filed with the U.S. Securities and Exchange Commission on or about September 12, 2014.  We also consent to the references to and the incorporation by reference of our exhibit letter dated February 12, 2014, as of December 31, 2013, in this Annual Report on Form 10-K/A for the year ended December 31, 2013.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

September 12, 2014